Nucor Reports Stronger Results for First Quarter of 2011

CHARLOTTE, N.C., April 21, 2011 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $159.8 million, or $0.50 per diluted share, for the first quarter of 2011, an increase of 416% over earnings of $31.0 million, or $0.10 per diluted share, in the first quarter of 2010. Nucor reported a net loss of $11.4 million, or $0.04 per diluted share, in the fourth quarter of 2010. Diluted earnings per share of $0.50 for the first quarter are greater than our guidance range of $0.30 to $0.35 per share due to March earnings in the steel mills segment exceeding expectations.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $31.0 million ($0.06 per diluted share) in the first quarter of 2011, compared with a charge of $24.0 million ($0.05 per diluted share) in the first quarter of 2010 and a charge of $23.0 million ($0.04 per diluted share) in the fourth quarter of 2010.

Pre-operating and start-up costs of new facilities were $27.9 million in the first quarter, compared with $50.5 million in the first quarter of 2010 and $39.0 million in the fourth quarter of 2010. In 2011, these costs related to several projects, the largest of which was the galvanizing line in Decatur, Alabama. The decrease in pre-operating and start-up costs was due to the improved performance at the special bar quality ("SBQ") mill in Memphis, Tennessee and the wire rod products mill in Kingman, Arizona.

Nucor's consolidated net sales increased 32% to $4.83 billion compared with $3.65 billion in the first quarter of 2010 due to a 22% increase in average sales price per ton and a 9% increase in total tons shipped to outside customers. Consolidated net sales increased 25% compared with $3.85 billion in the fourth quarter of 2010 due to a 12% increase in both total tons shipped to outside customers and in average sales price per ton.

The average scrap and scrap substitute cost per ton used during the first quarter of 2011 was $424, an increase of 33% compared to $318 in the first quarter of 2010 and an increase of 18% over $359 in the fourth quarter of 2010.

Overall operating rates at our steel mills increased to approximately 80% in the first quarter of 2011, compared to 73% in the first quarter of 2010 and 68% in the fourth quarter of 2010. As a result of this increased utilization, total energy costs decreased approximately $1 per ton from the first quarter of 2010. Total energy costs per ton were unchanged from the fourth quarter of 2010.

In January, Nucor received an air quality permit from the Louisiana Department of Environmental Quality for the direct reduced iron ("DRI") making facility that will be located in St. James Parish, Louisiana. The permit allows for the construction and operation of two plants with a combined annual DRI production of 5,500,000 tons. Nucor broke ground on a 2,500,000-ton DRI facility in March. In addition to a second DRI facility, future plans for the Louisiana site may include a coke plant, blast furnace, pellet plant and steel mill.

Our liquidity position remains strong with $2.3 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility that matures in November 2012. In addition, we have $576.5 million in restricted cash related to proceeds received from the November 2010 issuance of Gulf Opportunity Zone Bonds that will be used to partially fund the capital costs associated with the DRI facility in Louisiana.

In February, Nucor's board declared a cash dividend of $0.3625 per share payable on May 11, 2011 to stockholders of record on March 31, 2011. This dividend is Nucor's 152nd consecutive quarterly cash dividend, a record we expect to continue.

Profitability improved significantly as we progressed through the quarter, as utilization rates increased and as price increases for steel mill products caught up with higher raw material costs. Although we are seeing some signs of market weakness that may impact results near the end of the second quarter, we expect second quarter results to be an improvement over the first quarter. We continue to see slow, steady improvement in real demand in certain end markets. This is most evident in products sold to the manufacturing/industrial sector, including special bar quality products, sheet and plate. We are keeping a watchful eye on imports as any measurable increase in import levels will be a threat to current market stability, particularly in the sheet markets. The most challenging markets for our products continue to be those associated with residential and non-residential construction. We will provide quantitative earnings guidance later in the quarter.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2010 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 21, 2011 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended
	April 2, 2011	April 3, 2010	Percentage Change
Steel mills production	5,219	4,712	11%
Steel mills total shipments	5,200	4,706	10%

Sales tons to outside customers:
Steel mills	4,418	4,066	9%
Joist	67	59	14%
Deck	72	68	6%
Cold finished	134	111	21%
Fabricated concrete
reinforcing steel	221	194	14%
Other	1,066	999	7%
	5,978	5,497	9%

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	April 2, 2011	April 3, 2010

Net sales	$ 4,833,934	$ 3,654,842

Costs, expenses and other:
Cost of products sold	4,395,525	3,442,047
Marketing, administrative and other expenses	125,378	92,594
Equity in losses of unconsolidated affiliates	4,210	18,377
Interest expense, net	42,566	37,788
	4,567,679	3,590,806
Earnings before income taxes and
noncontrolling interests	266,255	64,036
Provision for income taxes	85,133	22,842
Net earnings	181,122	41,194
Earnings attributable to
noncontrolling interests	21,281	10,230
Net earnings attributable to
Nucor stockholders	$ 159,841	$ 30,964

Net earnings per share:
Basic	$0.50	$0.10
Diluted	$0.50	$0.10

Average shares outstanding:
Basic	316,595	315,461
Diluted	316,874	316,228

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	April 2, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,152,944	$ 1,325,406
Short-term investments	1,143,073	1,153,623
Accounts receivable, net	1,704,789	1,439,828
Inventories, net	1,959,170	1,557,574
Other current assets	335,634	384,744

Total current assets	6,295,610	5,861,175

Property, plant and equipment, net	3,831,613	3,852,118

Restricted cash	576,546	598,482

Goodwill	1,847,994	1,836,294

Other intangible assets, net	844,994	856,125

Other assets	947,689	917,716

Total assets	$ 14,344,446	$ 13,921,910

LIABILITIES
Current liabilities:
Short-term debt	$ 16,965	$ 13,328
Accounts payable	1,114,256	896,703
Federal income taxes payable	24,489	-
Salaries, wages and related accruals	222,085	207,168
Accrued expenses and other current liabilities	409,831	387,239

Total current liabilities	1,787,626	1,504,438

Long-term debt due after one year	4,280,200	4,280,200

Deferred credits and other liabilities	823,029	806,578

Total liabilities	6,890,855	6,591,216

EQUITY
Nucor stockholders' equity:
Common stock	150,240	150,181
Additional paid-in capital	1,723,060	1,711,518
Retained earnings	6,840,502	6,795,988
Accumulated other comprehensive income (loss),
net of income taxes	44,319	(27,776)
Treasury stock	(1,506,747)	(1,509,841)
Total Nucor stockholders' equity	7,251,374	7,120,070

Noncontrolling interests	202,217	210,624

Total equity	7,453,591	7,330,694

Total liabilities and equity	$ 14,344,446	$ 13,921,910

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	April 2, 2011	April 3, 2010

Operating activities:
Net earnings	$ 181,122	$ 41,194
Adjustments:
Depreciation	127,229	127,883
Amortization	17,437	18,221
Stock-based compensation	9,508	10,396
Deferred income taxes	4,311	2,443
Equity in losses of unconsolidated affiliates	4,210	18,377
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(259,773)	(179,297)
Inventories	(397,537)	(303,001)
Accounts payable	216,308	232,877
Federal income taxes	76,060	17,566
Salaries, wages and related accruals	17,421	35,747
Other	51,199	(25,443)

Cash provided by (used in) operating activities	47,495	(3,037)

Investing activities:
Capital expenditures	(96,036)	(54,216)
Investment in and advances to affiliates	(24,475)	(80,461)
Repayment of advances to affiliates	-	48,884
Disposition of plant and equipment	3,985	3,046
Acquisitions (net of cash acquired)	-	(55,694)
Purchases of investments	(140,454)	(240,495)
Proceeds from the sale of investments	151,005	125,000
Changes in restricted cash	21,949	-

Cash used in investing activities	(84,026)	(253,936)

Financing activities:
Net change in short-term debt (exclusive of acquisitions)	3,594	7,312
Issuance of common stock	2,658	1,462
Excess tax benefits from stock-based compensation	(300)	500
Distributions to noncontrolling interests	(29,694)	(294)
Cash dividends	(115,233)	(114,193)

Cash used in financing activities	(138,975)	(105,213)

Effect of exchange rate changes on cash	3,044	4,794

Decrease in cash and cash equivalents	(172,462)	(357,392)

Cash and cash equivalents - beginning of year	1,325,406	2,016,981

Cash and cash equivalents - end of three months	$ 1,152,944	$ 1,659,589

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208